EXHIBIT 10.3

STATE BOARD OF ADMINISTRATION OF FLORIDA 1801 HERMITAGE BOULEVARD TALLAHASSEE, FLORIDA 32308 (850) 488-4406 POST OFFICE BOX 13300 32317-3300	RICK SCOTT GOVERNOR AS CHAIRMAN JEFF ATWATER CHIEF FINANCIAL OFFICER AS TREASURER PAM BONDI ATTORNEY GENERAL AS SECRETARY ASH WILLIAMS EXECUTIVE DIRECTOR & CIO

ATTENTION:	THIS ADDENDUM MUST BE COMPLETED, SIGNED, AND RETURNED BY ALL COMPANIES EXECUTING A REIMBURSEMENT CONTRACT REGARDLESS OF CHOICE TO ACCEPT OR REJECT THIS OPTIONAL COVERAGE
ADDENDUM NO. 2
to
REIMBURSEMENT CONTRACT
Effective: June 1, 2011
(Contract)

between

FEDERATED NATIONAL INSURANCE COMPANY
Ft. Lauderdale, FL
(Company)

NAIC # ~~27980~~ 10790

and

THE STATE BOARD OF ADMINISTRATION OF THE STATE OF FLORIDA (SBA) WHICH ADMINISTERS THE FLORIDA HURRICANE CATASTROPHE FUND (FHCF)

It is Hereby Agreed, effective at 12:00:01 a.m., Eastern Time, June 1, 2011, that this Contract shall be amended as follows:

TEMPORARY INCREASE IN COVERAGE LIMIT OPTIONS FOR ADDITIONAL COVERAGE PURSUANT TO SECTION 215.555(17), FLORIDA STATUTES.

Pursuant to Section 215.555(17), Florida Statutes, the Temporary Increase in Coverage Limit (TICL) Options provision allows the Company to select additional FHCF reimbursement coverage above its mandatory FHCF coverage layer under the Reimbursement Contract. The optional coverage selections provided in this Addendum No. 2 expires on May 31, 2012. Coverage provided under TICL shall otherwise be consistent with terms and conditions as relates to the Reimbursement Contract including, but not limited to, definitions, coverage for Covered Policies as defined, exclusions, loss reporting, and examination procedures.

To be eligible for this optional coverage, the Company must return a fully executed Addendum No. 2 (two originals) no later than 5 p.m., Central Time, March 1, 2011. New Participants, as defined in Article V of the Contract, must return a fully executed Addendum No. 2 (two originals) within thirty days of writing its first Covered Policy and prior to a Loss Occurrence, as both terms are defined in Article V of the Contract, under which the Company would be eligible for reimbursements under the Contract.

Any Company failing to meet the applicable deadline shall not be eligible for optional coverage under Addendum No. 2.

I.	TICL Coverage

The Company may purchase one of six optional coverages above its mandatory FHCF coverage provided for in the FHCF Reimbursement Contract. The TICL options allow the Company to purchase its mandatory FHCF premium share of one of the six optional layers of coverage. The optional layers of coverage above the mandatory FHCF coverage are $6 billion, $5 billion, $4 billion, $3 billion, $2 billion, or $1 billion.

The purchase of a TICL option increases the Company's coverage under the Reimbursement Contract as calculated pursuant to Section 215.555(4)(d)2., Florida Statutes. The Company's increased coverage shall be the FHCF reimbursement premium multiplied by the TICL multiple. Each TICL coverage multiple shall be calculated by dividing $6 billion, $5 billion, $4 billion, $3 billion, $2 billion, or $1 billion by the aggregate mandatory FHCF premium under the Reimbursement Contract paid by all Companies.

In order to determine the Company's total limit of coverage, the Company's TICL coverage multiple is added to its regular Payout Multiple under the Reimbursement Contract. The total of these two multiples shall represent a number that, when multiplied by an Company's mandatory FHCF reimbursement premium under the Reimbursement Contract, defines the Company's total limit of FHCF reimbursement coverage for the Contract Year under the Reimbursement Contract and Addendum No. 2. The SBA shall reimburse the Company for 45 percent, 75 percent, or 90 percent of its losses from each Covered Event in excess of the Company's FHCF Retention under the Reimbursement Contract, plus 5 percent of the reimbursed losses to cover loss adjustment expense, not to exceed the Company's total limit of coverage as defined above. The percentage shall be the same as the coverage level selected by the Company under its Reimbursement Contract.

II.	TICL Premium

The Company's TICL premium shall be determined as specified in Sections 215.555(5) and (17), Florida Statutes, and shall be due and payable in three installments on August 1, 2011, October 1, 2011, and December 1, 2011.

III.	Liability of the FHCF

Pursuant to Section 215.555(17)(g), Florida Statutes, the liability of the FHCF with respect to all TICL addenda shall not exceed $6 billion and shall depend on the number of insurers that select the TICL optional coverage and the TICL coverage options selected. In no circumstance shall the liability of the FHCF exceed its actual claims-paying capacity as defined in Section 215.555(2)(m), Florida Statutes.

The additional TICL capacity shall apply only to the additional coverage provided under the TICL options and shall not otherwise affect any insurer's reimbursement from the FHCF if the insurer chooses not to select a TICL option to increase its limit of FHCF coverage.

IV.	Coordination of Coverage

Reimbursement amounts under TICL shall not be reduced by reinsurance paid or payable to the Company from sources other than the FHCF.

The TICL coverage shall be in addition to all other coverage provided by the FHCF under the Company's Reimbursement Contract or other Addenda to the Reimbursement Contract, and shall be in addition to the claims-paying capacity of the FHCF as defined in Section 215.555(4)(c)1., Florida Statutes, but only with respect to those insurers that select the TICL coverage.

The TICL coverage selected is irrevocable and shall not overlap or duplicate coverage otherwise provided for in the Reimbursement Contract, or any Addenda to the Reimbursement Contract, or offset any co-payments or retention amounts.

V.	Addendum No. 2 TICL Coverage Election

ALL COMPANIES EXECUTING A REIMBURSEMENT CONTRACT MUST INDICATE BELOW THE LEVEL OF OPTIONAL TICL COVERAGE SELECTED, IF ANY. IF THE COMPANY FAILS TO MEET THE MARCH 1, 2011 DEADLINE OR MEETS THIS DEADLINE BUT FAILS TO SELECT AN OPTIONAL COVERAGE UNDER THIS ADDENDUM, IT SHALL BE DEEMED BY THE STATE BOARD OF ADMINISTRATION TO BE A CHOICE TO REJECT TICL COVERAGE.

If your Company does not want to purchase any TICL coverage, print "No Coverage" on the line below and initial the box.

By selecting an option below (initial the applicable box), the Company is selecting its proportionate share based on its mandatory FHCF reimbursement premium to the total mandatory FHCF reimbursement premiums paid by all Companies of the layer of optional coverage.

Company selects $1 billion TICL Coverage Option	OR	Company selects $2 billion TICL Coverage Option	OR	Company selects $3 billion TICL Coverage Option	OR	Company selects $4 billion TICL Coverage Option

/s/ MB
		Company selects $5 billion TICL Coverage Option	OR	Company selects $6 billion TICL Coverage Option

VI. Signatures

/s/ MICHAEL H. BRAUN
Federated National Insurance Company

By:	Michael H. Braun, President	2/25/2011
	Name/Title	Date

Approved by:

Florida Hurricane Catastrophe Fund
By: State Board of Administration of the State of Florida

By:
	Ashbel C. Williams	Date
Executive Director & CIO

Approved as to legality:

By:
	Gary A. Moreland	Date
Assistant General Counsel, FL Bar ID#0702765